                                                                     EXHIBIT 2



                                                                EXECUTION COPY

===============================================================================

                          STOCK PURCHASE AGREEMENT

                                    AMONG

                          HEALTHCARE COMPARE CORP.,

                         FIRST FINANCIAL MANAGEMENT

                                 CORPORATION

                                     AND

                           FIRST DATA CORPORATION

                          Dated as of May 22, 1997

===============================================================================

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                              TABLE OF CONTENTS

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                                  ARTICLE I
                                 DEFINITIONS
Section 1.1.  Definitions .............................................  -1-

                                 ARTICLE II
                              PURCHASE AND SALE

Section 2.1.  Purchase and Sale of the Shares .........................  -8-

                                 ARTICLE III
                               PURCHASE PRICE
Section 3.1.  Purchase Price ..........................................  -9-
Section 3.2.  Adjustment to Purchase Price ............................  -9-

                                 ARTICLE IV
                                   CLOSING

Section 4.1.  Closing Date ............................................  -10-
Section 4.2.  Payment on the Closing Date .............................  -10-
Section 4.3.  Buyer's Additional Closing Date Deliveries ..............  -11-
Section 4.4.  Sellers' Closing Date Deliveries ........................  -11-

                                  ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 5.1.  Organization of the Sellers .............................  -13-
Section 5.2.  Organization; Capital Structure of the Companies;
              Power and Authority .....................................  -13-
Section 5.3.  Subsidiaries and Investments ............................  -14-
Section 5.4.  Authority of the Sellers; Conflicts .....................  -14-
Section 5.5.  Financial Statements; Reports ...........................  -15-
Section 5.6.  Operations Since Cut Off Date ...........................  -16-
Section 5.7.  Taxes ...................................................  -17-
Section 5.8.  Company Permits .........................................  -18-
Section 5.9.  Real Property ...........................................  -18-
Section 5.10. Personal Property Leases ................................  -18-
Section 5.11. Intellectual Property ...................................  -18-
Section 5.12. Title to Property .......................................  -19-
Section 5.13. No Violation, Litigation or Regulatory Action ...........  -20-
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                                    -i-

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Section 5.14. Contracts ...............................................   -20-
Section 5.15. Status of Contracts .....................................   -21-
Section 5.16. No Brokers ..............................................   -21-
Section 5.17. ERISA ...................................................   -22-
Section 5.18. Insider Interests .......................................   -23-
Section 5.19. Environmental Compliance ................................   -24-
Section 5.20. Employee Relations and Agreements .......................   -24-
Section 5.21. Certain Agreements ......................................   -25-
Section 5.22. Liabilities .............................................   -25-
Section 5.23. Software Development ....................................   -25-
Section 5.24. Third-Party Funds .......................................   -26-
Section 5.25. Insurance Matters .......................................   -26-
Section 5.26. Certain Business Practices and Regulations ..............   -26-
Section 5.27. Insurance ...............................................   -26-
Section 5.28. Fiduciary Status ........................................   -27-

                                 ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.1.  Organization of Buyer ...................................   -27-
Section 6.2.  Authority of Buyer; Conflicts ...........................   -27-
Section 6.3.  No Violation, Litigation or Regulatory Action ...........   -28-
Section 6.4.  No Brokers ..............................................   -28-
Section 6.5.  Financial Ability .......................................   -28-
Section 6.6.  Investment Intent .......................................   -29-


                                 ARTICLE VII
                      ACTION PRIOR TO THE CLOSING DATE

Section 7.1.  Access to Information ...................................   -29-
Section 7.2.  Notifications ...........................................   -29-
Section 7.3.  Consents of Third Parties; Governmental Approvals .......   -30-
Section 7.4.  Operations Prior to the Closing Date ....................   -30-
Section 7.5.  Special Distribution; Transfer ..........................   -32-
Section 7.6.  Antitrust Law Compliance ................................   -32-

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

Section 8.1.  Use of Names ............................................   -32-
Section 8.2.  Tax Matters .............................................   -32-
Section 8.3.  Employee Matters ........................................   -37-

                                    -ii-

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Section 8.4.  Insurance: Risk of Loss .................................   -39-
Section 8.5.  Exclusivity .............................................   -39-
Section 8.6.  Employee Matters ........................................   -40-
Section 8.7.  Certain Contribution ....................................   -40-
Section 8.8.  Memorialization of PPO Access Arrangement ...............   -40-

                                 ARTICLE IX
                CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 9.1.  No Misrepresentation or Breach of Covenants and
              Warranties ..............................................   -41-
Section 9.2.  No Restraint ............................................   -41-
Section 9.3.  Necessary Approvals .....................................   -41-
Section 9.4.  Other Agreements ........................................   -41-
Section 9.5.  Opinion of Counsel ......................................   -42-


                                  ARTICLE X
             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

Section 10.1. No Misrepresentation or Breach of Covenants and
              Warranties ..............................................   -42-
Section 10.2. No Restraint ............................................   -42-
Section 10.3. Necessary Approvals .....................................   -43-
Section 10.4. Opinion of Counsel ......................................   -43-


                                 ARTICLE XI
                               INDEMNIFICATION

Section 11.1. Indemnification by the Sellers ..........................   -43-
Section 11.2. Indemnification by Buyer ................................   -44-
Section 11.3. Notice of Claims ........................................   -45-
Section 11.4. Third Person Claims .....................................   -46-
Section 11.5. Limitations .............................................   -47-

                                 ARTICLE XII
                                 TERMINATION

Section 12.1. Termination .............................................   -48-
Section 12.2. Notice of Termination ...................................   -48-
Section 12.3. Effect of Termination ...................................   -48-
Section 12.4. Employees ...............................................   -48-
Section 12.5. Expenses ................................................   -49-
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                                ARTICLE XIII
                             GENERAL PROVISIONS

Section 13.1.  Survival of Representations and Warranties .............   -49-
Section 13.2.  Confidential Nature of Information .....................   -49-
Section 13.3.  No Public Announcement .................................   -49-
Section 13.4.  Notices ................................................   -49-
Section 13.5.  Successors and Assigns .................................   -50-
Section 13.6.  Access to Records after Closing ........................   -51-
Section 13.7.  Entire Agreement; Amendments ...........................   -51-
Section 13.8.  Interpretation .........................................   -51-
Section 13.9.  Waivers ................................................   -52-
Section 13.10. Expenses ...............................................   -52-
Section 13.11. Partial Invalidity .....................................   -52-
Section 13.12. Execution in Counterparts ..............................   -52-
Section 13.13. Further Assurances .....................................   -53-
Section 13.14. Governing Law ..........................................   -53-
Section 13.15. Disclaimer of Warranties ...............................   -53-

                       List of Schedules and Exhibits


Schedule
---------

 3.2      Exceptions to GAAP
 5.2      1997 Forecast
 5.3      Subsidiaries and Investments
 5.4      Consents; No Conflicts
 5.5      Financial Statements
 5.6      Operations Since Cut-Off Date
 5.7      Taxes
 5.8      Governmental Permits
 5.9      Real Property
 5.10     Personal Property Leases
 5.11(a)  List of Intellectual Property
 5.11(b)  Software Licenses
 S.11(c)  Right, Title and Interest in Intellectual Property
 5.1l(d)  Registrations of Intellectual Property
 5.1l(e)  Infringement of Intellectual Property
 5.l1(f)  Challenge to Intellectual Property Rights
 5.13     Violation, Litigation or Regulatory Action of the Companies
 5.14     Contracts
 5.15     Status of Contracts
 5.17(a)  Welfare Plans and Pension Plans
 5.17(c)  ERISA -- Accumulated Funding Deficiencies
 5.17(d)  Prohibited Transaction
 5.17(h)  Other Employee Benefits
 5.18     Insider Interests
 5.20     Employee Agreements
 5.22     Liabilities
 6.3      Violation, Litigation or Regulatory Action of Buyer
 7.4      Operations Prior to Closing Date
 8.3(c)   Certain Plans
 8.6      Employee Matters

Exhibits
---------
 9.4(A)   First Image Agreement
 9.4(B)   Strategies Agreement
 9.5      Opinion of Counsel to the Sellers
10.4      Opinion of Counsel to Buyer

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of May 22, 1997, among First Financial Management Corporation, a Georgia corporation ("FFMC"), First Data Corporation, a Delaware corporation ("FDC" and, together with FFMC, the "Sellers"), and HealthCare COMPARE Corp., a Delaware corporation (the "Buyer").

                                  WITNESSETH:

          WHEREAS, FDC is the owner of all the outstanding shares of capital stock of FFMC;

          WHEREAS, FFMC is the owner of all the outstanding shares of capital stock of FIRST HEALTH Strategies, Inc., a Delaware corporation ("Strategies" or a "Company"), and FIRST HEALTH Services Corporation, a Virginia corporation ("Services" or a "Company" and, together with Strategies, the "Companies");

          WHEREAS, the Companies provide a portfolio of health plan management services to a customer base which includes private corporations and public agencies;

          WHEREAS, FFMC desires to sell to Buyer, and Buyer desires to purchase from FFMC, all of the capital stock of the Companies, all on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among FDC, FFMC and Buyer as follows:

                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Act II" means the claims processing, tracking and reporting system referred to in Section 5.23(b).

          "Act 3" means the claims processing system, tracking and reporting system described in Section 5.23(a).

          "AFFECTED EMPLOYEES" has the meaning specified in Section 8.3(b).

          "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "BUSINESS" means, collectively, the Strategies Business and the Services Business.

          "BUYER" has the meaning specified in the first paragraph of this Agreement.

          "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

          "BUYER GROUP MEMBER" means Buyer and its Affiliates, their respective successors and assigns and directors, officers, employees, agents, attorneys and consultants of the foregoing.

          "CLAIM NOTICE" has the meaning specified in Section 11.3(a).

          "CLOSING" means the closing of the transfer of the Shares from FFMC to Buyer in exchange for the Purchase Price.

          "CLOSING BALANCE SHEET" has the meaning specified in Section
3.2(b)(i).

          "CLOSING DATE" has the meaning specified in Section 4.1.

          "CLOSING NET WORKING CAPITAL" means the combined Net Working Capital of Strategies, Services and their Subsidiaries as of the close of business on the business day immediately preceding the Closing Date, as determined in accordance with Section 3.2.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPANY" OR "COMPANIES" has the meaning specified in the first recital of this Agreement.

          "COMPANY PERMITS" has the meaning specified in Section 5.8.

          "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated April 16, 1997 between Buyer and FDC.

          "COPYRIGHTS" means United States and foreign registered copyrights, and pending applications to register the same.

          "COURT ORDER" means any judgment, decision, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "CUT-OFF DATE" means March 31, 1997.

          "CUT-OFF DATE BALANCE SHEET" means the combined balance sheet referred to in the definition of Cut-Off Date Financial Statements.

          "CUT-OFF DATE FINANCIAL STATEMENTS" means, collectively, the unaudited consolidating balance sheet as of the Cut-Off Date for the Business, and the unaudited consolidating statements of income and cash flow for the three months then ended for the Business.

          "DISPUTE NOTICE" has the meaning specified in Section 3.2(b)(ii).

          "ENCUMBRANCE" means any lien, option, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

          "ENTRUSTED FUNDS" has the meaning specified in Section 5.24.

          "ENVIRONMENTAL CLAIMS" means all written notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising from the Companies' or any Subsidiary's violation of Environmental Laws.

          "ENVIRONMENTAL CONDITIONS" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by the Companies and the Subsidiaries or by their agents, representatives or employees when acting in such capacity on behalf of the Companies or the Subsidiaries.

          "ENVIRONMENTAL LAWS" means all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto to which either of the Companies or any Subsidiary is subject, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Toxic Substances Control Act

("TSCA"), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Atomic Energy Act of 1954, the Occupational Safety and Health Act ("OSHA"), the Hazardous Substance Account Act, California Health and Safety Code Section 25300, et seq., and the Porter-Cologne Water Quality Control Act, California Water Code Section 13000 et seq., each as amended as of the date hereof.

          "ENVIRONMENTAL REPORTS" means any and all written reports produced by third parties or employees or consultants of the Companies or the Subsidiaries in the possession of the Companies or the Subsidiaries of (a) any Environmental Conditions in, on or about the Properties or (b) the Companies' or the Subsidiaries' compliance with Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, either Seller as set forth in Section 414(b), (c), (m) or (o) of the Code.

          "EXCLUDED TAXES" has the meaning specified in Section 8.2(a)(i).

          "EXPENSES" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "FDC" has the meaning specified in the first paragraph of this Agreement.

          "FFMC" has the meaning specified in the first paragraph of this Agreement.

          "GAAP" means United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statement to which it refers or, in the case of the Closing Balance Sheet, in effect at March 31, 1997.

          "GOVERNMENTAL BODY" means any foreign, federal, state or local court, tribunal, agency, department, commission, office, official or other governmental authority.

          "HAZARDOUS SUBSTANCES" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

          "HEALTH BENEFIT LAWS" means all Laws related to the licensing, certification, qualification or authority to transact business relating to the provision of and/or payment for health benefits, including, but not limited to ERISA, COBRA and laws relating to the regulation of health maintenance organizations, workers compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, certificates of need, third party administrators, utilization review, coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse and patient referrals.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEMNIFIED PARTY" has the meaning specified in Section 11.3(a).

          "INDEMNITOR" has the meaning specified in Section 11.3(a).

          "INDEPENDENT ACCOUNTANTS" means the San Francisco, California office of Arthur Andersen LLP.

          "INSURANCE POLICIES" has the meaning specified in Section 5.27.

          "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights and
Trademarks.

          "KNOWLEDGE OF BUYER" means, as to a particular matter, the actual knowledge of any one or more of the following officers of Buyer: the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President and the General Counsel.

          "KNOWLEDGE OF THE SELLERS" means, as to a particular matter, the actual knowledge of any one or more of the following persons: David P. Bailis, James Council, Teresa DiMarco, George W. Dreisbach III, Henry C. Duques, Tim Foley, Jim Gooding, Pate McCartney, Mark Huntley, Randolph L.M. Hutto, Paul Kral, Jean LaFavo, Robert J. Levenson, Mark Mathias, David R. Money, Maurice Nielson, Dave Norton, Bryan Peterson, Marc Probst, Jerry Quinn, Joe Richardson, Frank Weltz, Mark Young and Matthew Young.

          "LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

          "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the assets, net worth, liabilities, business, results of operations or financial condition of the Companies and the

Subsidiaries taken as a whole, other than changes (a) relating to generally applicable economic conditions or the Companies' and the Subsidiaries' industry in general, (b) resulting from the announcement by the Sellers of their intention to sell the Companies and the Subsidiaries or (c) resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby.

          "NET WORKING CAPITAL" means the excess of "Current Assets" minus "Current Liabilities", with Current Assets consisting of those categories reflected as such on the Cut-Off Date Balance Sheet (including, without limitation, cash and cash equivalents, short term investments, accounts receivable, prepaid expenses and inventory (but excluding the proceeds from any sale or other disposition or conversion of assets after the date of this Agreement other than in the ordinary course of business)), and with Current Liabilities consisting of those categories reflected as such on the Cut-Off Date Balance Sheet (including, without limitation, trade payables, accrued compensation, payroll tax liabilities and accrued expenses).

          "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PENSION PLAN" means any pension plan, as defined in Section 3(2) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5) thereof (other than a multiemployer plan as deemed in Section 3(37) or 4001(a)(3) of ERISA) (A) which any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of any Seller or any ERISA Affiliate (with respect to their relationship with such entities).

          "PERMITTED ENCUMBRANCES" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

          "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "PROPERTIES" has the meaning specified in Section 5.9.

          "PURCHASE PRICE" has the meaning specified in Section 3.1.

          "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body and official pronouncements related thereto.

          "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Sellers or either of them under this Agreement or in connection herewith.

          "SELLER GROUP MEMBER" means FDC, FFMC and their respective Affiliates, their respective successors and assigns, and the directors, officers, employees, agents, attorneys and consultants of the foregoing.

          "SELLER TAX GROUP" means the "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504
(b) of the Code) that includes FDC and FFMC.

          "SELLERS" has the meaning specified in the first paragraph of this Agreement.


          "SERVICES" has the meaning specified in the first recital of this Agreement.

          "SERVICES BUSINESS" means the provision of value-added automation, administration, payment and health-care management services for the managed health-care delivery system (including the public sector).

          "SERVICES SUBSIDIARIES" means Midwest Benefits Corporation, a Michigan corporation, and First Mental Health, Inc., a Tennessee corporation.

          "SHARES" has the meaning specified in Section 2.1.

          "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

          "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

          "STRATEGIES" has the meaning specified in the first recital to this Agreement.

          "STRATEGIES BUSINESS" means the provision of claims administration and value-added services, including third-party and outsourced claims administration, utilization management, PPO networks, prescription benefit management and stop-loss insurance brokerage.

          "STRATEGIES SUBSIDIARIES" means FIRST HEALTH Realty, Inc., a Utah corporation, FIRST HEALTH Strategies (TPA), Inc., a Delaware corporation, U.S. Administrators, Inc., a California corporation, FIRST HEALTH of Canada Inc., a corporation organized under the laws of Ontario, FIRST HEALTH Strategies of Utah, Inc., a Utah corporation, FIRST HEALTH Insurance Agency, Inc., a Massachusetts corporation, FIRST HEALTH Review, Inc., a Utah corporation, FIRST HEALTH Strategies of Ohio, Inc., an Ohio corporation, FIRST HEALTH Strategies of Texas, Inc., a Texas corporation, FIRST HEALTH Strategies of New Mexico, Inc., a New Mexico corporation, FIRST HEALTH Strategies of Pennsylvania, Inc., a Pennsylvania corporation, and PRIMExtra, Inc., a Delaware corporation.

          "SUBSIDIARIES" means, collectively, the Strategies Subsidiaries and the Services Subsidiaries.

          "TAX" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

          "TAX PACKAGE" has the meaning specified in Section 8.2(b)(iii).

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "TRADEMARKS" means registered United States, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

          "WELFARE PLAN" means any welfare plan, as defined in Section 3(1) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5) thereof, which (A) any Seller or any Subsidiary maintains, administers, contributes to or is required to contribute to, or under which any Seller or any Subsidiary may incur any liability and (B) covers any employee or former employee of any Seller or any Subsidiary (with respect to their relationship with such entities).

                                   ARTICLE II

                               PURCHASE AND SALE

          SECTION 2.1. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, FFMC shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from FFMC, all of the issued and outstanding shares of capital stock of each of the Companies (collectively, the "Shares").

                                 ARTICLE III

                               PURCHASE PRICE

          SECTION 3.1. PURCHASE PRICE. The purchase price for the Shares of Strategies shall be equal to $122 million in cash, and the purchase price for the Shares of Services shall be equal to $80 million in cash (the aggregate purchase price for the Shares of Strategies and Services, the "Purchase Price"). Such amounts shall be paid by Buyer pursuant to Section 4.2 hereof.

          SECTION 3.2. ADJUSTMENT TO PURCHASE PRICE.

          (a) Adjustment Amount. The Purchase Price shall be adjusted upwards or downwards in an amount equal to the difference between the Closing Net Working Capital and the Cut-Off Date Net Working Capital. For the purposes of this Agreement, the Cut-Off Date Net Working Capital is deemed to be $33,553,000 and is based upon the Cut-Off Date Balance Sheet.

          (b) Adjustment Procedure.

          (i) Within sixty (60) calendar days after the Closing Date, the Sellers shall cause Ernst & Young LLP, on their behalf, to prepare and deliver to Buyer an unaudited combined balance sheet of the Companies and the Subsidiaries, dated as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet"), prepared in accordance with GAAP (except as provided in Schedule 3.2) and otherwise on a basis consistent with the Cut-Off Date Balance Sheet, which shall include a calculation of the Closing Net Working Capital. If the Closing Net Working Capital is less than the Cut-Off Date Net Working Capital, FFMC will promptly pay such deficiency to Buyer by wire transfer to one or more accounts designated by Buyer. If the Closing Net Working Capital exceeds the Cut-Off Date Net Working Capital, Buyer on behalf of the Companies will promptly pay such excess to FFMC by wire transfer to one or more bank accounts designated by FFMC, in which case neither the Buyer nor any of the Companies and Subsidiaries shall have any responsibility with respect to the distribution of such payment upon the completion of such wire transfer.

          (ii) If Buyer wishes to dispute the calculation of the Closing Net Working Capital, Buyer shall deliver to the Sellers, within twenty (20) calendar days of receipt thereof, a notice specifying in reasonable detail those items or amounts as to which Buyer disagrees, the reason for such disagreement and the resulting adjustments proposed by Buyer (the "Dispute Notice").

          (c) Expert Determination. If a Dispute Notice is delivered pursuant to
Section 3.2(b)(ii), the parties shall use their best efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Working Capital and, to the extent there is any undisputed amount due from or to Buyer or FFMC, as appropriate, pursuant to Section 3.2(a), payment therefor shall be immediately made in immediately available funds. If the Buyer and the Sellers cannot reach agreement within ten (10) business days from the date of delivery of the Dispute Notice, the disputed items and amounts will be submitted to the Independent Accountants for determination of the Closing Net Working Capital in accordance with this Section 3.2(c). The Independent Accountants shall deliver to the Sellers and Buyer, as promptly as practicable, a written report setting forth their determination of the Closing Net Working Capital, which determination shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal. Each party will bear its own expenses in connection with the Closing Balance Sheet, the Dispute Notice, if any, and the submission to the Independent Accountants, except that the Independent Accountants' fees and expenses will be allocated fifty percent to Buyer and fifty percent to the Sellers.

          (d) Final Payment. Within five (5) business days of the determination of Closing Net Working Capital pursuant to this Section 3.2, any payment due from or to Buyer or FFMC, as appropriate (and taking into account any earlier payment of an undisputed amount), shall be made in immediately available funds.

          (e) Access. The Sellers, Ernst & Young LLP, the Independent Accountants and their respective representatives will have reasonable access to the books, records and accounts of the Companies and the Subsidiaries for any purposes related to their preparation or review, as the case may be, of the Closing Balance Sheet and the determination of the Closing Net Working Capital.

          (f) Allocation. Payments made pursuant to this Section 3.2 shall be added or subtracted from the amount paid for the Shares of the Company or Companies to which the working capital adjustment is attributable.


                                   ARTICLE IV

                                    CLOSING

          SECTION 4.1. CLOSING DATE. The Closing shall be consummated on July 1, 1997, unless the conditions set forth in Articles IX and X have not been satisfied or waived, in which case the Closing shall be consummated no later than the fifth day after such satisfaction or waiver, at the offices of Sidley & Austin, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and FFMC. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

          SECTION 4.2. PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall pay FFMC an amount equal to the Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by FFMC.

          SECTION 4.3. BUYER'S ADDITIONAL CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to FFMC all of the following:

          (a) Copies of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to FFMC, as to (i) the lack of amendments to the Certificate of Incorporation of Buyer since the date of the certificate specified in clause (a) above;
     (ii) the By-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement; and

          (d) The other certificates and opinions contemplated by Article X.

          SECTION 4.4. SELLERS' CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing the Sellers shall deliver to Buyer all of the following:

          (a) Copies of the Restated Certificate of Incorporation of FDC certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) Copies of the Articles of Incorporation of FFMC certified as of a recent date by the Secretary of State of the State of Georgia;

          (c) Certificates of good standing of FDC and FFMC issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, respectively;

          (d) Certificate of the secretary or an assistant secretary of FDC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the Restated Certificate of Incorporation of FDC since the date of the certificate specified in clause
     (a) above; (ii) the By-laws of FDC; (iii) the resolutions of the Board of Directors of FDC authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which FDC is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of FDC executing this Agreement and any Seller Ancillary Agreement to which FDC is a party;

          (e) Certificate of the secretary or an assistant secretary of FFMC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the Articles of Incorporation of FFMC since the date of the certificate specified in clause (b) above; (ii) the By-laws of
FFMC: (iii) the resolutions of the Board of Directors of FFMC authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which FFMC is a party and the transactions contemplated hereby and thereby; and
(iv) incumbency and signatures of the officers of FFMC executing this Agreement and any Seller Ancillary Agreement to which FFMC is a party;

          (f) Copies of the Articles or Certificate of Incorporation of Strategies and of the Strategies Subsidiaries, each certified as of a recent date by the Secretary of State of such entity's respective state of incorporation;

          (g) Copies of the Articles or Certificate of Incorporation of Services and the Services Subsidiaries, each certified as of a recent date by the Secretary of State of such entity's state of incorporation or, in the case of Services, the State Corporation Commission of the Commonwealth of Virginia;

          (h) Certificates of good standing of each of the Companies and the Subsidiaries issued as of a recent date by the Secretary of State of the State of such entity's state of incorporation or, in the case of Services, the State Corporation Commission of the Commonwealth of Virginia;

          (i) Certificate of the secretary or an assistant secretary of each Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the Certificate of Incorporation or Articles of Incorporation of such Company or Subsidiary since the date of the respective certificates specified in clauses (f) and (g) above; (ii) the By-laws of such Company or Subsidiary; and (iii) any resolutions of the Board of Directors of such Company or Subsidiary relating to the transactions contemplated by this Agreement;

          (j) The certificates representing all of the Shares, duly endorsed to Buyer or accompanied by duly executed and witnessed stock powers;

          (k) The other certificates and opinions contemplated by Article IX;

          (l) The written resignations of the directors of each of the Companies and Subsidiaries; and

          (m) All third party consents listed on Schedule 5.4 and/or referred to in Section 9.3.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant to Buyer and agree as follows:

          SECTION 5.1. ORGANIZATION OF THE SELLERS. FDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FFMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

          SECTION 5.2. ORGANIZATION; CAPITAL STRUCTURE OF THE COMPANIES; POWER AND AUTHORITY. (a) Each Company and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Company and Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each Company and Subsidiary has the corporate power and corporate authority to own or lease and operate its assets and to carry on the Strategies Business or the Services Business, as the case may be, in the manner that it was conducted immediately prior to the date of this Agreement and as proposed to be conducted pursuant to the Companies' 1997 forecast attached as Schedule 5.2.

          (b) The authorized capital stock of Strategies consists of 400,000 shares of Common Stock, par value $1.00 per share, of which 500 shares are issued and outstanding. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any kind or character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Strategies. All of the outstanding shares of capital stock of Strategies are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and are owned by FFMC free from all Encumbrances.

          (c) The authorized capital stock of Services consists of 200,000 shares of Common Stock, par value $10.00 per share, of which 200,000 shares are issued and outstanding. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of Services. All of the outstanding shares of capital stock of Services are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and are owned by FFMC free from all Encumbrances.

          SECTION 5.3. SUBSIDIARIES AND INVESTMENTS. The Companies have no direct or indirect subsidiaries other than the Strategies Subsidiaries and the Services Subsidiaries (except for VIPS, Inc., which will be distributed in accordance with Section 7.5). Except for ownership of capital stock of the Subsidiaries or as set forth on Schedule 5.3, the Companies do not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity. Except as set forth on Schedule 5.3, the Companies own, directly or indirectly, all the outstanding capital stock of each of the Subsidiaries, free and clear of all Encumbrances. All such capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. None of the Subsidiaries has any obligation, contingent or otherwise, to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such Subsidiary, any shares of its capital stock, and no such securities or obligations are outstanding. Notwithstanding the foregoing, it is understood that Psych Review Associates of Tennessee, Inc., a Tennessee corporation, which has no operations and has been administratively dissolved, shall not be deemed a Subsidiary for purposes of this Agreement.

          SECTION 5.4. AUTHORITY OF THE SELLERS; CONFLICTS. (a) Each of the Sellers has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by the Sellers have been duly authorized and approved by each Seller's board of directors and do not require any further authorization or consent of the Sellers or their respective stockholders. This Agreement has been duly authorized, executed and delivered by the Sellers and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of the Sellers enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by FDC or FFMC, as the case may be, and upon execution and delivery by FDC or FFMC, as the case may be, will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of FDC or FFMC, as the case may be, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) Schedule 5.4 sets forth a list of (i) all material consents, approvals, authorizations, permits, filings, and notifications of, with and to any Governmental Body required to be made, obtained or filed by any of the Companies or the Subsidiaries under (A) any Health Benefit Law or (B) any other Law applicable to the Companies or the Subsidiaries (except in connection, or in compliance, with the provisions of the HSR Act), and (ii) all material consents and approvals of any other third party required as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (c) Except as set forth in Schedule 5.4, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, individually or in the aggregate:

          (i) conflict with or violate the Certificate of Incorporation or by-laws or equivalent organizational documents of any of the Companies or the Subsidiaries;

          (ii) result in any violation or breach of or constitute a default (with or without notice or lapse of time, or both) under, give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a material benefit under or in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either Company or any Subsidiary under, any provision of (x) any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which either Company or any Subsidiary is a party or by which either Company or any Subsidiary is bound or to which any of the properties, assets or operations of either Company or any Subsidiary is subject, or (y) any Requirement of Law or Court Order applicable to the Sellers or to either Company or any Subsidiary or to any properties or assets of the Companies or the Subsidiaries, other than, in the case of clause (x) or (y), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect and would not prevent the consummation of any of the transactions contemplated hereby; or

          (iii) require the filing, declaration or registration with, or authorization, consent, approval or act of, any Governmental Body by or with respect to the Sellers, either Company or any Subsidiary, except for
     (A) in connection, or in compliance, with the provisions of the HSR Act,
     (B) the consents, approvals, authorizations, filings, notices or permits described on Schedule 5.4 and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made, individually or in the aggregate, would not have a Material Adverse Effect and would not prevent the consummation of any of the transactions contemplated hereby.

          SECTION 5.5. FINANCIAL STATEMENTS; REPORTS. (a) Schedule 5.5 contains
(i) the unaudited consolidating balance sheets as of December 31, 1996 and 1995 and the unaudited consolidating statements of income and cash flow for the years ended December 31, 1996 and 1995 for the Business and (ii) the Cut-Off Date Financial Statements. All of the balance sheets and statements of income and cash flow included in Schedule 5.5 have been (x) prepared in accordance with the relevant entities' normal accounting procedures and further in conformity with

GAAP (except as provided in Schedule 3.2 and Schedule 5.22) consistently applied throughout the periods covered thereby (except that none of the financial statements set forth in Schedule 5.5 contain footnotes and the Cut-Off Date Financial Statements are subject to normal year-end adjustments) and (y) present fairly in accordance with GAAP (except as provided in Schedule 3.2 and Schedule 5.22) the financial position and results of operations of such entities as of their respective dates and for the respective periods covered thereby.

          (b) None of the Companies or Subsidiaries owns any interest in, or has any liability or obligation (including any contingent liability) with respect to, any options, puts, calls, swaps, exchange contracts or other derivatives or any other similar arrangements or obligations.

          SECTION 5.6. OPERATIONS SINCE CUT OFF DATE. Except as set forth in
Schedule 5.6, since the Cut-Off Date through the date hereof:

          (a) The Companies and the Subsidiaries have conducted the Business only in the ordinary course;

          (b) None of the Companies or Subsidiaries has sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has resulted, individually or in the aggregate, in a Material Adverse Effect;

          (c) There has been no change in the consolidated indebtedness of Strategies and the Strategies Subsidiaries or Services and the Services Subsidiaries, and no dividend or distribution of any kind has been declared, paid or made by the Companies;

          (d) There have been no events which, individually or in the aggregate, have resulted in or caused a Material Adverse Effect;

          (e) Except as provided in Schedule 3.2 and Schedule 5.22, the Cut-Off Date Financial Statements reflect the principal accounting policies followed by the Companies and the Subsidiaries, and since the Cut-Off Date, there has been no change in such policies, except as required by changes in GAAP;

          (f) None of the Companies or Subsidiaries increased the compensation of any employee, other than changes made in accordance with normal compensation practices and consistent with past practices; nor has either Company or any Subsidiary made any loan or advance to, or entered into any non-arm's length transaction with, any officer, director, stockholder or Affiliate of the Companies or the Subsidiaries (except for ordinary travel and business expense payments made in the ordinary course);

          (g) None of the Companies or Subsidiaries has incurred or entered into any agreement or commitment to incur any indebtedness for borrowed money; and none of the Companies and Subsidiaries has made or entered into any agreement or commitment to make any capital expenditures in excess of $100,000;

          (h) None of the Companies or Subsidiaries has relinquished any material contract or contract right, except in the ordinary course;

          (i) None of the Companies or Subsidiaries has sold, assigned, transferred or bulk reinsured any of its assets (tangible or intangible), except in the ordinary course; and

          (j) None of the Companies or Subsidiaries has entered into any commitment (contingent or otherwise) to do any of the foregoing.

          SECTION 5.7. TAXES. (a) FDC, FFMC, the Companies and the Subsidiaries are members of an "affiliated group" within the meaning of Section 1504(a) of the Code, and FDC is the "common parent" of such affiliated group. Except as set forth on Schedule 5.7, each of the Companies and the Subsidiaries (or FDC or FFMC, on their behalf) has (i) timely filed with the appropriate federal, state, local and other taxing authorities all material Tax Returns and reports required to be filed by or on behalf of the Companies or the Subsidiaries and (ii) timely paid in full all Taxes shown to be due on such Tax Returns with respect to the Companies and the Subsidiaries.

          (b) Schedule 5.7 sets forth for each Company and Subsidiary and for the Seller Tax Group with respect to items relating to a Company or Subsidiary
(i) each taxable year or other taxable period for which an audit or other examination (including any related administrative or judicial proceedings) of Taxes by the appropriate taxing authorities of any nation, state or locality is currently in progress as of the date of this Agreement (or scheduled as of the date of this Agreement to be conducted) together with the names of the respective taxing authorities conducting (or scheduled to conduct) such audits or examinations and a description of the Tax Returns and periods which are the subject matter of such audits or examinations; (ii) the most recent taxable year or other taxable period for which an audit or other examination relating to federal income Taxes has been finally completed and the disposition of such audit or examination; (iii) with respect to each Tax, as applicable, the tax years or other taxable periods which are not or will not be subject to the normally applicable statute of limitations by reason of the existence of written waivers of such statutes of limitations; (iv) the amount of any proposed adjustments (and the principal reason therefor) with respect to any returns or any liability for Taxes which have been proposed or assessed by any taxing authority to the extent still pending; and (v) a list of all written notices of proposed adjustments received from any taxing authority relating to any issue which has not been finally determined and could affect any of the Companies' or the Subsidiaries' liability for Taxes.

          (c) Except as set forth on Schedule 5.7: (i) there are no tax sharing, allocation or similar agreements in effect under which any of the Companies or the Subsidiaries is liable or could be liable for any Taxes or other claims of any party by reason of filing Tax Returns on a combined, consolidated or unitary basis with such party; and (ii) none of the assets of any of the Companies or the Subsidiaries is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code, directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (d) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.7 shall cause the Sellers to be liable to any Buyer Group Member or any Company or Subsidiary for any Taxes for which the Sellers are not expressly liable pursuant to Section 8.2 (relating to Tax matters).

          SECTION 5.8. COMPANY PERMITS. Except as set forth in Schedule 5.8, each Company and Subsidiary is and immediately after the Closing will be in possession of all franchises, grants, authorizations, licenses (including but not limited to claims or third-party administration licenses, utilization review certificates or licenses and insurance agency licenses), permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for it to own, lease and operate its respective properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Sellers, threatened. None of the Companies or the Subsidiaries is in violation of (a) its charter, by-laws or other organizational documents, (b) any applicable Requirement of Law or (c) any Court Order or order, decree or judgment of any Governmental Body having jurisdiction over any Company or any Subsidiary except, in the case of clause (b), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 5.9. REAL PROPERTY. Neither Company nor any of the Subsidiaries owns any real property or holds any option to acquire any real property. Schedule 5.9 sets forth a list of each lease or similar agreement under which either Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person (the "Properties").

          SECTION 5.10. PERSONAL PROPERTY LEASES. Schedule 5.10 contains as of the date of this Agreement a list of each lease or other agreement or right under which either the Company or any of the Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Companies or the Subsidiaries without penalty on 60 days' or less notice or which provide for annual rental payments of less than $25,000.

          SECTION 5.11. INTELLECTUAL PROPERTY. (a) Schedule 5.11(a) contains a list of all Copyrights, Patent Rights and Trademarks owned by the Companies or any Subsidiary which are material to the conduct of the Strategies Business or the Services Business.

          (b) Schedule 5.11(6) contains a list of all Software owned by the Companies or the Subsidiaries which is material to the conduct of the Strategies Business or the Services Business.

          (c) Except as disclosed in Schedule 5.11(c), the Companies and the
Subsidiaries: (i) own the entire right, title and interest in and to the Intellectual Property and Software listed in Schedules 5.ll(a) and 5.11(b) hereof, free and clear of any Encumbrance; and (ii) have the right and license to use the Intellectual Property and Software listed in Schedules 5.11(a) and 5.11(b) and any other Software material to the conduct of the Strategies Business or the Services Business.

          (d) Except as disclosed in Schedule 5.11(d), (i) all registrations for Intellectual Property identified in Schedule 5.11(a) are valid and in force, and all applications to register any unregistered Intellectual Property so identified are pending and in good standing, and, to the Knowledge of the Sellers, all without challenge of any kind; (ii) the Intellectual Property owned by the Companies and the Subsidiaries is valid and enforceable; and (iii) the Companies and the Subsidiaries have the right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Companies and the Subsidiaries. To the Knowledge of the Sellers, no third party has infringed the Intellectual Property owned by the Companies and any of the Subsidiaries.

          (e) Except as disclosed in Schedule 5.11(e), to the Knowledge of the Sellers, (i) no infringement by the Companies or the Subsidiaries of any Intellectual Property of any other Person has occurred within the past five years or results in any way from the operations of the Business, (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted within the past five years in respect of the operations, activities, products, software, equipment, machinery or processes of the Strategies Business or the Services Business, and (iii) the Sellers, the Companies and the Subsidiaries have not within the past five years had written notice of a claim against the Companies or the Subsidiaries that the operations, activities, products, software, equipment, machinery or processes of the Strategies Business or the Services Business infringe any Intellectual Property of any other Person.

          (f) Except as disclosed in Schedule 5.11(f), no proceedings are pending or, to the Knowledge of the Sellers, threatened against either Company or any Subsidiary which challenge the validity or ownership of any Copyright, Patent Right, or Trademark described in Schedule 5.11(a).

          SECTION 5.12. TITLE TO PROPERTY. Except for assets disposed of in the ordinary course of business, the Companies and the Subsidiaries have good and marketable title to each item of equipment and other tangible personal property reflected on the Cut-Off Date Balance Sheet and all after-acquired tangible personal property, free and clear of all Encumbrances, except for Permitted Encumbrances. All such equipment and other tangible personal property is, in the aggregate, in good operating condition (ordinary wear and tear excepted), subject to maintenance, repair or replacement in the ordinary course of business and consistent with past practice. The

Companies and the Subsidiaries own, lease or have the right to use all tangible personal property that is reasonably necessary to conduct the Strategies Business and the Services Business.

          SECTION 5.13. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 5.13:

          (i) the Companies and the Subsidiaries have complied in all material respects with all applicable Requirements of Law and Court Orders;

          (ii) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Body against or involving either Company or any Subsidiary, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of either Company or any Subsidiary, as such, or any of its or their properties, assets or business that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

          (iii) there are no actions, suits (including class action suits) or claims, labor disputes or other litigation or legal, administrative, or arbitrative proceedings or investigations pending or, to the Knowledge of Sellers, threatened against or involving either Company or any Subsidiary or any of their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or, as of the date hereof, which relate to the transactions contemplated by this Agreement.

          SECTION 5.14. CONTRACTS. Except as set forth in Schedule 5.14 or any other Schedule hereto, as of the date of this Agreement, neither Company nor any Subsidiary is a party to or bound by any written or binding oral contract described below:

          (i) any contract for the future purchase or sale of real property;

          (ii) any contract for the purchase by either Company or any Subsidiary of services, supplies, components or equipment which the Sellers reasonably anticipate will involve the annual payment of more than $500,000 after the date hereof;

          (iii) any contract for the sale by either Company or any Subsidiary of any services or products which the Sellers reasonably anticipate will involve the annual payment of more than $500,000 after the date hereof;

          (iv) any contract for the purchase, licensing or development of computer software or hardware involving the annual payment of more than $500,000 after the date hereof;

          (v) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which the Sellers reasonably anticipate will involve the annual payment of more than $100,000 after the date hereof;

          (vi) any agreement for the lease of personal property to or from any Person not made in the ordinary course of business;

          (vii) any agreement concerning a partnership or joint venture;

          (viii) any agreement under which either Company or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which either Company or any Subsidiary has imposed a security interest on any of its assets, tangible or intangible;

          (ix) any agreement containing restraints on competition;

          (x) any agreement with any of the Sellers or their affiliates; or

          (xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business.

          SECTION 5.15. STATUS OF CONTRACTS. (a) Except as set forth in Schedule 5.15, each of the leases, contracts, licenses and other agreements listed in Schedules 5.9, 5 10, and 5.14 (collectively, the "Business Agreements") is in full force and effect and (except as set forth in Schedule 5.15 and except for those agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions thereof) will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby. Neither Company nor any of the Subsidiaries that is a party to any of the Business Agreements or, to the Knowledge of the Sellers, any other party to any of the Business Agreements, is in material breach or default of such agreements, and no event has occurred which with notice or lapse of time would constitute a material breach or default by either Company or any Subsidiary, or to the Knowledge of Sellers, permit termination, modification or acceleration by any other party under the agreements.

          (b) Except as set forth in Schedule 5.15, since the Cut-Off Date and prior to the date hereof, no customer of the Business with more than 1,000 covered employees has canceled or otherwise terminated its relationship with Strategies, Services or any Subsidiary.

          SECTION 5.16. NO BROKERS. Neither FDC, FFMC nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement except such obligations that are solely the responsibility of Sellers.

          SECTION 5.17. ERISA. (a) Each Welfare Plan and Pension Plan maintained in connection with the Business or in which at least one employee of either Company or any of the Subsidiaries participates is listed on Schedule 5.17(a), and FDC has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan.

          (b) With respect to each Welfare Plan and Pension Plan: (i) each such plan has been maintained and operated in substantial compliance with the applicable requirements of the Code and ERISA and the regulations issued thereunder; (ii) no material litigation or asserted or, to the Knowledge of the Sellers, threatened material claims exist with respect to any such plan other than claims for benefits in the normal course of business; (iii) no filing has been made by any Seller or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan; and (iv) no condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC.

          (c) Except as set forth on Schedule 5.17(c), no "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. No Seller or ERISA
Affiliate: (i) has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan; (ii) is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan; (iii) has any liability for unpaid contributions with respect to any Pension Plan; (iv) is required to provide security to a Pension Plan under Section 401(a)(29) of the Code; (v) has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA; or (vi) has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which any Seller or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

          (d) Except as set forth on Schedule 5.17(d), none of the Companies or any Subsidiary nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Companies or any Subsidiary has engaged in any transaction in material violation of Sections 404 or 406 of ERISA or any "prohibited transaction", as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise materially violated the provisions of Part 4 of Title I, Subtitle B of ERISA. No Seller has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has been assessed any civil penalty under Section 502(l) of ERISA.

          (e) None of the Companies or any Subsidiary has contributed to or been obligated to contribute to a "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA. None of the Companies or any Subsidiary has any present or future obligation to make any payment to or with respect to any present or former employee of any Seller or ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Sellers from amending or terminating any such benefit plan or Welfare Plan. Except as provided by law, the employment of all persons presently employed or retained by the Companies or any Subsidiary is terminable at will. No event has occurred in connection with which any Company or Subsidiary, directly or indirectly, could be subject to any material liability (i) under any statute, regulation or governmental order relating to any Pension Plan or Welfare Plan or (ii) pursuant to any obligation of any Company or Subsidiary to indemnify any person against liability incurred under any Requirements of Law or Court Orders as they relate to such plans.

          (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of any Company or any Subsidiary that, individually or collectively, provides for the payment of any amount not being assumed by the Sellers (i) that is not deductible under Section 162(a)(1) or 404 of the Code or
(ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

          (g) No Seller or ERISA Affiliate has any announced plan or legally binding commitment to create any additional Pension Plan, Welfare Plan or other benefit arrangement which is intended to cover employees or former employees of any Company or any Subsidiary or to amend or modify any existing such plan or arrangement which covers or has covered employees or former employees of any Company or Subsidiary.

          (h) Any other material employee benefits arrangement which covers any employee or former employee of any Company or any Subsidiary or relating to the Business as to which either Company or any of the Subsidiaries has or may have in the future any liability (other than regular wages or salary and other than Welfare Plans), including, without limitation, any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code is listed in
Schedule 5.17(h), and written plan documents or written summaries of all such arrangements that are in writing have been made available to Buyer by FDC.

          SECTION 5.18. INSIDER INTERESTS. Except as set forth on Schedule 5.18, neither any Seller, their Affiliates nor any current or former officer, director or employee of any thereof has any agreement with either Company or any Subsidiary or any interest in any property, real or personal, tangible or intangible (including, without limitation, Intellectual Property), used in or pertaining to the Strategies Business or the Services Business.

          SECTION 5.19. ENVIRONMENTAL COMPLIANCE. (a) To the Knowledge of the Sellers, the Companies and the Subsidiaries currently and have in the past complied in all material respects with all Environmental Laws.

          (b) There are no existing Environmental Claims against the Companies or the Subsidiaries, nor have they received any written notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any of the Properties of any Hazardous Substance.

          (c) To the Knowledge of Sellers (after inquiry of facilities managers of the Companies at Salt Lake City, Utah and Richmond, Virginia): (i) no underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Properties; (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances in quantities exceeding the reportable quantities as defined under federal or state law by the Companies or the Subsidiaries on, upon or into the Properties other than those authorized by Environmental Laws; and (iii) there have been no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon, or into any real property in the vicinity of any of the Properties other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the Properties.

          (d) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any Governmental Body or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Companies or the Subsidiaries.

          (e) True and correct copies of the Environmental Reports pertaining to any of the Properties or facilities previously owned or leased by the Companies or any Subsidiary have been made available to Buyer.

          SECTION 5.20. EMPLOYEE RELATIONS AND AGREEMENTS. (a) Schedule 5.20 contains a true and complete listing of all employees of each Company and Subsidiary as of a recent date, their annual salary and date of hire. Since the Cut-Off Date, except as disclosed on Schedule 5.20 or as has occurred in the ordinary course of business and consistent as to timing and amount with past practices, neither Company nor any Subsidiary has: (i) increased the compensation payable or to become payable to or for the benefit of any of its employees, (ii) provided any of its employees with increased security or tenure of employment, (iii) increased the amount payable to any of its employees upon the termination of such persons' employment, or (iv) increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

          (b) None of the Sellers, the Companies or the Subsidiaries is a party to any labor contract, collective bargaining agreement or employment agreement covering any employees of the Companies or the Subsidiaries.

          (c) No union or similar organization represents employees of the Companies or the Subsidiaries and, to the Knowledge of the Sellers, no such organization is attempting to organize such employees.

          SECTION 5.21. CERTAIN AGREEMENTS. (i) No director, officer or employee of either Company or any Subsidiary is a party to any agreement that entitles him or her to compensation or other consideration (including "stay put" bonuses, severance compensation, incentive bonuses or other similar amounts) upon or in connection with the acquisition by any Person of control of either Company or any Subsidiary, and (ii) none of the Companies or Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or other agreement, plan or arrangement, any of the benefits of which will be increased, created or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than, in the case of clause (i) or (ii) above, agreements and plans as to which the Sellers will assume sole responsibility therefor (including any indemnification in respect of any "excess parachute payment" pursuant to Section 280G of the Code).

          SECTION 5.22. LIABILITIES. Except as set forth in Schedule 5.22 or reflected in the Cut-Off Date Balance Sheet, none of the Companies or Subsidiaries has any material liabilities that would be required to be included on a balance sheet prepared in accordance with GAAP other than liabilities arising thereafter in the ordinary course of business and which would not have a Material Adverse Effect. The Companies and the Subsidiaries have not guaranteed third-party indebtedness.

          SECTION 5.23. SOFTWARE DEVELOPMENT.

          (a) Act 3 is an automated system for the administration of health care claims that utilizes state-of-the-market computer technology, electronic imaging and claims receipt, and on-line plan documents. Strategies has the sole right to commercially exploit Act 3, it being understood that Act 3 includes third-party Software that Strategies has the right to use.

          (b) Act II is the primary claims administration system currently utilized by Strategies. Strategies has the sole right to commercially exploit Act II, it being understood that Act II includes third-party Software that Strategies has the right to use.

          (c) None of the Companies and Subsidiaries is a party to or otherwise obligated under any agreement to purchase, or commitment to enter into any agreement to purchase, any computer software, hardware or services related thereto, whether with respect to Act II, Act 3 or any other system, (i) with Unisys Corporation which involves more than $100,000 in the aggregate or (ii) with respect to any agreement with any other Person, which cannot be terminated without penalty on 90 days' or less notice.

          SECTION 5.24. THIRD-PARTY FUNDS. Each of (a) Strategies and the Strategies Subsidiaries, (b) Services and the Services Subsidiaries and (c) the Sellers and their affiliates with respect to the Business, has in all material respects accurately accounted for all monies entrusted to it by third parties and all monies over which it has or has had signature authority or other control for the benefit of others in the operation of the Business and its third-party health claims administration (collectively, "Entrusted Funds"); all Entrusted Funds have been applied to the reimbursement or direct payment of covered benefits of employees or eligible members of client employers or to services fees in accordance in all material respects with the instruments governing such benefit plans or the written instructions of the plan administrator or employer; all material reports and other filings with respect to the payment of Entrusted Funds have been made by each of the Companies and the Subsidiaries and the Sellers and their affiliates if required to be so filed and each of the Companies and the Subsidiaries and the Sellers and their affiliates is in material compliance with all federal and state laws and regulations pertaining to the holding and administration of Entrusted Funds. Each of the Companies' and the Subsidiaries' and the Sellers' and their affiliates' trust or other accounts in which Entrusted Funds are held and administered are fully reconcilable in all material respects.

          SECTION 5.25. INSURANCE MATTERS. None of the agreements with stop loss insurers used by either Company or any Subsidiary contain provisions limiting the stop loss insurer with respect to which the Companies or any Subsidiary may conduct business.

          SECTION 5.26. CERTAIN BUSINESS PRACTICES AND REGULATIONS. None of the Companies or the Subsidiaries, nor any of their respective executive officers, directors or managerial employees has, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose therefor was illegal under any Law, (b) established or maintained any unrecorded fund or asset of the Companies for any improper purpose or made any false entries on its books and records for any reason, or
(c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any Law, except, in the case of clause (a),
(b) or (c), for any activities that, individually or in the aggregate, would not have a Material Adverse Effect.

          SECTION 5.27. INSURANCE. A listing of all policies and binders of insurance for professional liability, directors and officers liability, fidelity bonds and a listing of all material policies and binders of insurance for property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of each of the Companies or the Subsidiaries ("Insurance Policies") has been made available to Buyer. The Insurance Policies are in full force and effect in all material respects. To the Knowledge of the Sellers, (i) neither Company nor any Subsidiary has failed to give any notice since January 1, 1996 of any material claim under an

Insurance Policy in a timely fashion and (ii) no coverage for claims since January 1, 1996 has been denied. None of the Companies or Subsidiaries has any obligation to pay any premium on any insurance policy owned by any individual or entity rendering professional health care services as an employee of or contractor to the Companies or the Subsidiaries (except for any welfare plans offered generally to employees).

          SECTION 5.28. FIDUCIARY STATUS. To the Knowledge of the Sellers, none of the Companies nor any Subsidiary is a fiduciary (whether pursuant to Section 3(2) of ERISA or otherwise with respect to any employee benefit plan as defined under Section 3(3) of ERISA other than the Pension Plans and Welfare Plans disclosed on Schedule 5.17(a)).

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers and agrees as follows:

          SECTION 6.1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

          SECTION 6.2. AUTHORITY OF BUYER; CONFLICTS. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Sellers) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the Sellers, where a Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Certificate of Incorporation or By-laws of Buyer, (B) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Law affecting Buyer, other than, in the case of clause (B), any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except for (A) as disclosed on the Schedules hereto pertaining to the Sellers or the Companies and Subsidiaries, (B) in connection, or in compliance, with the provisions of the HSR Act, and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          SECTION 6.3. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 6.3:

          (i) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against the Buyer or its subsidiaries that, individually or in the aggregate, could reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

          (ii) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that relates to the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

          SECTION 6.4. NO BROKERS. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement except such obligations that are solely the responsibility of Buyer.

          SECTION 6.5. FINANCIAL ABILITY. Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

          SECTION 6.6. INVESTMENT INTENT. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

          SECTION 7.1. ACCESS TO INFORMATION. The Sellers shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, management and other employees and to the business and financial records (including computer files, retrieval programs and similar documentation) of each of the Companies and the Subsidiaries to the extent Buyer shall reasonably deem such access to be necessary or desirable. In addition, the Sellers shall afford to the officers, employees and authorized representatives of Buyer reasonable access during normal business hours, upon reasonable advance notice and with the participation of the Sellers or their representatives, to customers, brokers, vendors and other Persons having a business relationship with either Company or any Subsidiary. The Sellers shall also furnish to Buyer or its authorized representatives such additional information concerning them as shall be reasonably requested; provided, however, that the Sellers shall not be required to violate any obligation of confidentiality to which either of them or any of the Companies is subject in discharging their obligations pursuant to this Section 7.1. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies, FDC or FFMC. If in the course of any investigation pursuant to this
Section 7.1, Buyer's officers, employees or authorized representatives discover any breach of any representation or warranty contained in this Agreement, or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants that it will promptly so inform the Sellers.

          SECTION 7.2. NOTIFICATIONS. Each of Buyer and the Sellers shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of the Companies, the Subsidiaries, the Sellers or Buyer, as the case may be, that would have been listed in Schedule 5.13 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

          SECTION 7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. (a) The Sellers and Buyer will use their reasonable best efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party, including, without limitation, parties referenced in Schedule 5.4 and Governmental Bodies, to consummate the transactions contemplated by this Agreement (without conditions adverse to the Sellers, Buyer, the Companies or the Subsidiaries); provided, however, that such action shall not include any requirement of Buyer or the Sellers or any of their Affiliates (including the Companies and the Subsidiaries) to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

          (b) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as soon as possible after June 30, 1997.

          SECTION 7.4. OPERATIONS PRIOR TO THE CLOSING DATE. (a) Each of the Sellers shall use its reasonable best efforts to cause the Companies and the Subsidiaries to operate and carry on the Strategies Business and the Services Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, the Sellers shall cause each of the Companies and the Subsidiaries to use its reasonable best efforts consistent with good business practice to preserve its work force as presently constituted, and the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies and the Subsidiaries.

          (b) Notwithstanding Section 7.4(a), except as set forth on Schedule 7.4, as expressly provided in this Agreement or except with the express written approval of Buyer, the Sellers shall cause the Companies and the Subsidiaries not to:

          (i) make any material change in Strategies Business, the Services Business or the operations of such Businesses, except such changes as may be required to comply with any applicable Requirements of Law;

          (ii) make any capital expenditures or enter into any contracts or commitments therefor that, in the aggregate, involve payment in excess of $500,000;

          (iii) enter into any contract for the purchase of real property, enter into any lease of real property, exercise any option to extend a lease listed in Schedule 5.9 or enter into any lease for tangible personal property which provides for annual rental payments of $25,000 or more;

          (iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business);



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



          (v) make, or agree to make, any distribution (whether by dividend, redemption or otherwise) of assets (other than cash) to FDC, FFMC or any of their Affiliates;

          (vi) (x) change any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than as required by any such plan or Requirements of Law or (y) make any loan or advance to or enter into any non-arm's length transaction with any officer, director, stockholder or Affiliate of the Companies or the Subsidiaries (except for ordinary travel and business expense payments made in the ordinary course);

          (vii) increase the compensation of any employee, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

          (viii) make any change in the accounting policies applied in the preparation of the Cut-Off Date Financial Statements;

          (ix) make any change in the charter or by-laws of either Company or any Subsidiary;

          (x) relinquish any material contract or contract right, except in the ordinary course, or compromise any account receivable that was reflected in the Cut-Off Date Balance Sheet;

          (xi) sell, assign, transfer or bulk reinsure any of its assets (tangible or intangible), except in the ordinary course;

          (xii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in Schedule 5.14 pursuant to clauses (i), (ii) and (iv) through (xi) of Section 5.14;

          (xiii) take any action which would cause a failure of the conditions contained in Article IX; or

          (xiv) enter into any commitment (contingent or otherwise) to do any of the foregoing.

Buyer's right to consent to or withhold consent to any of the above-described actions of the Companies and of the Subsidiaries does not create any duty of Buyer to the Companies or the Subsidiaries, and Buyer shall have no liability to any Company, Subsidiary or Seller Group Member in connection with any action (including the failure or refusal to consent to any proposed action) taken by Buyer under this Section 7.4(b).



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



          (c) The Sellers agree promptly to notify Buyer upon receiving any notice that any customer with more than 1,000 covered employees is canceling, terminating or electing not to renew its relationship with the Companies or the Subsidiaries.

          SECTION 7.5. SPECIAL DISTRIBUTION; TRANSFER. It is understood and agreed that, on or prior to the Closing, Services will distribute all of the capital stock of VIPS, Inc., a Maryland corporation, to FFMC. It is understood and agreed that on or prior to the Closing, the Sellers shall take such actions as may be necessary to cause PRIMExtra, Inc. to become a Subsidiary.

          SECTION 7.6. ANTITRUST LAW COMPLIANCE. As promptly as practicable after the date hereof, Buyer and the Sellers shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Buyer and the Sellers will make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

          SECTION 8.1. USE OF NAMES. The Sellers are not conveying ownership rights or granting Buyer or the Companies a license to use any of the tradenames or trademarks of FDC or any Affiliate (other than the Companies and Subsidiaries) of FDC (other than the Trademarks identified on Schedule 5.11
(a)) and, after the Closing, Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner the names or marks of FDC or any Affiliate (other than the Companies and Subsidiaries) of FDC or any word that is similar in sound or appearance to such names or marks. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.1, FDC and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.

          SECTION 8.2. TAX MATTERS. (a) Liability for Taxes. (i) The Sellers shall be liable for and shall pay, and pursuant to the terms of Article XI shall indemnify and hold harmless each Buyer Group Member including, without limitation, each Company and Subsidiary, against, (x) all Taxes of the Companies and the Subsidiaries attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, including, without limitation, all Tax liabilities triggered by the consummation of the transactions contemplated herein under the intercompany transaction or excess loss account provisions of the Federal consolidated return regulations (or

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



comparable provisions of state or local law or regulation) and (y) all Taxes imposed on any Company or Subsidiary under Reg. Section 1.1502-6 of the Federal consolidated return regulations (or comparable provisions of state or local law or regulation) solely as a result of such Company or Subsidiary having been a member prior to the Closing Date of Seller Tax Group or of another group of corporations (other than a group consisting solely of one or more Companies or Subsidiaries) filing Tax Returns on a consolidated, combined or unitary basis; provided, however, that the Sellers shall not be liable for or pay and shall not indemnify any Buyer Group Member or any Company or Subsidiary for, (A) any Taxes up to the amount of Taxes that are reflected in Closing Net Working Capital, (B) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state or foreign law relating to the purchase of the Shares, or that result from Buyer, any Affiliate of Buyer, the Companies or any of the Subsidiaries engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Company or any of the Subsidiaries for federal, state or local Tax purposes, and (C) any Taxes imposed on the Companies or any Subsidiary (other than by application of the provisions of law or regulation referred to previously in this Section 8.2(a)) as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. Section 1.1502-76(b)(1)(ii)(B)) to periods after the Closing Date (Taxes described in this proviso, hereinafter "Excluded Taxes"). The Sellers shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

          (ii) Buyer shall be liable for and shall pay, and pursuant to the terms of Article XI shall indemnify and hold harmless each Seller Group Member against, (A) all Taxes of the Companies and the Subsidiaries attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date and (B) Excluded Taxes. Buyer shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. In no event shall Buyer or any Affiliate carry back, or cause or permit any Company or Subsidiary to carry back, any losses from any period after the Closing Date to any period prior to the Closing Date.

          (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of a Company or a Subsidiary for a portion of any Straddle Period, the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day immediately following the Closing Date, and items of income, gain, deduction, loss or credit of an affected Company or Subsidiary for the Straddle Period shall be allocated between such taxable periods on a "closing of the books basis" by assuming that the books of the Companies and the Subsidiaries were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are

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



properly allocable (based on the application of the principles of clause (C) of Section 8.2(a)(i)), to the portion of the Closing Date after the Closing shall be allocated to the taxable period that is deemed to begin at the beginning of the day immediately following the Closing Date, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such taxable periods on a daily basis. Notwithstanding the foregoing provisions of this paragraph (a)(iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by the Companies or any Subsidiary for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

          (iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a Tax liability for which the Sellers would otherwise be liable pursuant to paragraph (a)(i), and such change results in an actual decrease in the Tax liability of the Companies, the Subsidiaries, Buyer, or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date (determined on a "with and without" basis), the Sellers shall not be liable pursuant to paragraph (a)(i) with respect to such increase to the extent of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by the Sellers or any Affiliate thereof, Buyer shall pay the Sellers an amount equal to such decrease as an indemnification payment determined in accordance with Article XI). Buyer shall cause the relevant Company or Subsidiary (or, if applicable, Buyer or an Affiliate or successor of any Company, Subsidiary or Buyer) to claim a deduction for federal, state and local income tax purposes with respect to any option to purchase FDC stock that is held by an employee or former employee of such Company or Subsidiary and that is exercised after the Closing Date, and Buyer shall pay to the Sellers as an indemnification payment determined in accordance with Article XI the aggregate reduction in Taxes of the Companies, the Subsidiaries, Buyer or any Affiliate or successor of any Company, Subsidiary or Buyer for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date to the extent such reduction in Taxes results from such exercise.

          (v) Notwithstanding anything herein to the contrary, Buyer, on one hand, and the Sellers, on the other hand, shall each be liable for and shall pay, and pursuant to the terms of Article IX shall indemnify each other against, one-half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the sale of the Shares pursuant to this Agreement, together with any penalties or interest with respect to such taxes.


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



          (b) Tax Returns. (i) The Sellers shall file or cause to be filed when due all (x) income and franchise Tax Returns that are required to be filed by or with respect to the Companies or the Subsidiaries for taxable years or periods ending on or before the Closing Date and (y) Tax Returns (other than income and franchise Tax Returns) that are required to be filed by or with respect to the Companies or the Subsidiaries on or before the Closing Date and, in each case, shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Companies or the Subsidiaries and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Sellers or Buyer shall reimburse the other party for the Taxes for which the Sellers or Buyer is liable pursuant to paragraph (a) of this
Section 8.2 but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence upon the written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed by the Sellers or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for the filing of such Tax Returns.

          (ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies or any of the Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies or any of the Subsidiaries (x) with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of the Sellers, which consent may be withheld in the sole discretion of the Sellers or (y) with respect to any Straddle Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

          (iii) With respect to the taxable year of the Company and the Subsidiaries ending December 31, 1996 and the period in 1997 on and prior to the Closing Date, Buyer shall promptly cause the Companies and the Subsidiaries to prepare and provide to FFMC a package of tax information materials, including, without limitation, schedules and work papers (the "Tax Package"), required by the Sellers to enable the Sellers to prepare and file all Tax Returns required to be prepared and filed by them pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice including past practice as to providing such information, and as to the method of computation of separate taxable income or other relevant measure of income of the Companies and the Subsidiaries. Buyer shall cause the Tax Package to be delivered to FFMC within 120 days after the Closing Date or, in connection with the preparation of certain state Tax Returns having a due date prior to 120 days from the Closing Date, at such earlier time specified by FFMC (but in no event shall such earlier time be sooner than 45 days after the Closing Date).

          (c) Contest Provisions. Buyer shall promptly notify the Sellers in writing upon receipt by any Buyer Group Member, any Company or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which the Sellers are liable pursuant to paragraph (a) of this Section 8.2, provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent such failure impairs the Sellers' ability to contest any such Tax liabilities.

          The Sellers shall have the sole right to represent the Companies' or the Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. The Sellers shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Companies or Subsidiaries for any taxable period ending on or before the Closing Date. In the case of any Straddle Period, the Sellers shall be entitled to participate at their expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at the Sellers' sole expense, may assume the entire control of such audit or proceeding. None of the Buyer Group Members, any Company or any Subsidiary may agree to settle any Tax claim which may be the subject of indemnification by the Sellers under paragraph (a) of this Section 8.2 without the prior written consent of the Sellers, which consent may be withheld in the sole discretion of the Sellers.

          (d) Assistance and Cooperation. After the Closing Date, each of the Sellers and Buyer shall (and shall cause their respective Affiliates to):

          (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (b) of this Section 8.2;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies or the Subsidiaries;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies or the Subsidiaries;

          (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies or the Subsidiaries for taxable periods for which the other may have a liability under this
     Section 8.2;

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

          (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (a)(v) of this Section 8.2 (relating to sales, transfer end similar Taxes); and

          (vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.2.

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



          (e) Tax Allocation Agreements. After the Closing, no Company or Subsidiary will have any liability to FDC (or any Affiliate of FDC that is not a Company or Subsidairy) under any tax sharing, allocation or other agreement or under any other arrangement (other than this Agreement) allocating Tax liabilities with respect to Tax Returns filed by such Company or Subsidiary on a consolidated, combined, or unitary basis with FDC (or any Affiliate of FDC that is not a Company or Subsidiary).

          SECTION 8.3. EMPLOYEE MATTERS. (a) Except as otherwise expressly provided in this Section 8.3, in no event shall any employee of the Companies or any of the Subsidiaries be entitled to accrue any benefits under the Pension and Welfare Plans of FDC or FFMC after the Closing.

          (b) From and after the Closing Date, Buyer shall, or shall cause the Companies or the Subsidiaries to, provide employees of the Companies and the Subsidiaries on the Closing Date (the "Affected Employees") benefits that are substantially comparable in the aggregate to benefits provided to similarly situated employees of Buyer, in accordance with the terms of applicable plans, programs, arrangements or policies of Buyer and in accordance with this Section 8.3; provided, however, that except as expressly set forth in this Section 8.3 no provision of this Agreement shall prevent the Buyer from amending or terminating any such plan, program, arrangement or policy. Buyer shall recognize service of Affected Employees with the Companies, the Sellers and the Subsidiaries prior to the Closing Date to the extent such service was recognized under comparable plans of the Sellers.

          (c) Except as set forth on Schedule 8.3(c), from and after the Closing Date, none of Buyer, the Companies or the Subsidiaries shall have any liability under any Pension Plan or Welfare Plan, or with respect to liabilities arising prior to the Closing Date, any other employee benefit plan, program or arrangement (whether insured or self-funded) of the Sellers or any ERISA Affiliate, and the Sellers shall assume full responsibility therefor; provided, however, that Buyer shall remit to the Sellers all amounts due or payable by the Companies or the Subsidiaries or attributable to contributions made by their employees with respect to any such Pension Plans or Welfare Plans or other employee benefit plans, programs or arrangements retained by the Sellers, that are attributable to the period prior to the Closing Date and received by the Buyer or any of the Companies or Subsidiaries, but which, as of the Closing Date, had not been collected and remitted to the Sellers; and provided, further, that the Sellers shall remit to Buyer any contributions made by Companies or Subsidiaries or employees of the Companies or the Subsidiaries to the Sellers with respect to a (i) Pension or Welfare Plan or (ii) any other employee benefit plan, program or arrangement (whether insured or self-insured) that is retained by the Companies or the Subsidiaries, which have not previously been paid or remitted to participants or the plan in question.

          (d) The Companies and the Subsidiaries shall recognize all accrued but unused vacation as of the Closing Date to the extent reflected on the Closing Balance Sheet, and Buyer will cause the Companies and the Subsidiaries to provide such paid vacation.

          (e) The Companies and the Subsidiaries shall terminate their participation in all plans listed on Schedule 5.17(a) as of the Closing Date. The Sellers shall retain and discharge the responsibility for payment of all covered medical and dental claims or expenses incurred by any Affected Employee under such plans prior to the Closing Date, and Buyer shall not assume nor shall the Companies or any of the Subsidiaries be responsible for any liability with respect to such claims. Buyer shall remit to the Sellers all Affected Employee premiums due for medical and dental benefit coverage attributable to the period prior to the Closing Date and received by Buyer or any of the Companies or Subsidiaries, but which, as of the Closing Date, had not been collected and remitted to the Sellers. Any preexisting condition clause in any of the health coverage (including medical, dental and disability coverage) included in Buyer's benefits programs shall be waived for the Affected Employees.

          (f) Buyer shall be responsible for providing any employee of the Companies or a Subsidiary whose "qualifying event," within the meaning of
Section 4980b(f) of the Code, occurs on or after the Closing Date (and such employees' "qualified beneficiaries" within the meaning of Section 4980b(f) of the Code) with the continuation of group health coverage required by Section 4980b(f) of the Code to the extent required by law, and Buyer shall be responsible for providing such coverage to the extent required by law.

          (g) For a period ending no earlier than the 180th day following the Closing Date, Buyer agrees to provide, or cause the Companies and the Subsidiaries to provide, notice of termination or pay in lieu thereof and severance pay, if applicable, to Affected Employees that is no less favorable than under the current practices of Buyer as in effect as of the date hereof. Buyer and the Companies shall assume all liability for severance pay and similar obligations payable to (i) any Affected Employee who is terminated by Buyer and the Companies after the Closing Date and (ii) to any former employee of the Companies or any Subsidiary terminated prior to the Closing Date but, in the case of clause (ii), only to the extent reflected on the Closing Balance Sheet.

          (h) After the Closing Date, Buyer, the Companies and the Subsidiaries shall have the liability and obligation for, and neither the Sellers nor any of their Affiliates shall have any liability or obligation for, short-term disability benefits, long-term disability benefits, sick pay or salary continuation (and any medical dental and health benefits or claims incurred after the Closing Date) for those Affected Employees who are entitled to such benefits for periods beginning on or after the Closing Date.

          (i) Buyer shall be responsible for all its liabilities or obligations under the Worker Adjustment and Retraining Notification Act resulting from the Closing or from Buyer's actions following the Closing. The Sellers shall be responsible for all of their liabilities or obligations under the Worker Adjustment and Retraining Notification Act resulting from the Sellers' actions prior to the Closing.

          (j) As soon as practicable after the Closing Date, the Sellers shall cause the First Data Corporation Incentive Savings Plan ("Transferor Plan") account balances as of the date of such transfer (including participant loans) of Company and Subsidiary employees to be transferred to the trust of a tax qualified defined contribution plan specified by Buyer ("Transferee Plan") to receive the account balances ("Transfer"). The Transfer will be done in accordance with the requirements of Code Section 414(1) and Buyer and the Sellers agree to cooperate with each other in satisfying that requirement. Prior to the Transfer the Sellers must provide Buyer with a copy of a favorable Internal Revenue Service determination letter ("Determination Letter") on the tax qualified status of the Plan and represent that, to the Knowledge of the Sellers, no event has occurred which would adversely affect the tax qualification of the Transferor Plan since the date of the Determination Letter. Prior to the Transfer Buyer must provide the Sellers with a favorable Determination Letter with respect to the Transferor Plan or an opinion of counsel reasonably satisfactory to the Sellers stating the Transferor Plan is a tax qualified plan, satisfies the requirements of Code Section 401(a) and has a tax exempt trust under Code Section 501(a), and Buyer must represent that, to the Knowledge of Buyer, no event has occurred which would adversely affect the tax qualification of the Transferee Plan since the date of the Determination Letter. Each party shall indemnify the other for breach of the representations described in this Section 8.3(j).

          (k) The Sellers shall be responsible for and shall make all payments under each agreement and plan described in Section 5.21.

          SECTION 8.4. INSURANCE: RISK OF LOSS. The Sellers will cause the Companies and the Subsidiaries to keep insurance policies currently maintained by the Companies or the Subsidiaries covering their respective businesses, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and, except as otherwise provided herein, Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Companies, the Subsidiaries and their respective businesses, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information.

          SECTION 8.5 EXCLUSIVITY. The Sellers will not, and will cause the Companies, the Subsidiaries and their Affiliates, directors, officers, employees, representatives and agents (including, without limitation, Morgan Stanley & Co. Incorporated) not to directly or indirectly, solicit or accept or in any way facilitate any proposals or offers, or initiate or enter into discussions or transactions with, or encourage, or provide any information to any Person (other than Buyer) concerning any sale of all or any portion of the Shares of either Company or all or a portion of the stock of any Subsidiary, any merger of a Company or a Subsidiary or a sale of securities or a sale or other disposition of any assets (however affected) of a Company or any Subsidiary other than in the ordinary course of business. The Sellers represent and warrant that none of the Sellers, Companies and Subsidiaries is party to or bound by any agreement with respect to any such transaction other than the transaction contemplated by this Agreement. If any

Person makes any proposal or other inquiry or contact with respect to the foregoing, the Sellers shall immediately notify the Buyer of the identity of such Person and the terms of its proposal.

          SECTION 8.6. EMPLOYEE MATTERS. From and after the Closing Date, the Sellers shall assume responsibility for and make any payments in settlement or satisfaction of the matters set forth in Schedule 8.6. In connection therewith, the Sellers shall defend against, negotiate, settle and otherwise deal with such matters. Buyer agrees to cause the Companies and any Subsidiary to cooperate and assist the Sellers with all reasonable requests (including, without limitation, making employees available for interviews, depositions and trials) and to afford the Sellers access to any records, reports or other documents reasonably requested by the Sellers.

          SECTION 8.7. CERTAIN CONTRIBUTION. The out-of-pocket payments made after the Closing Date by the Companies (after exhaustion of all applicable insurance), if any, as settlement of any claims ("Claims") for Washington, D.C. Medicaid overpayments made prior to the Closing and which are the subject of the Report by the District of Columbia Office of Inspector General dated January 15, 1997 shall be borne between Buyer and the Companies, on the one hand, and the Sellers, on the other hand, as follows: the first $5,000,000, 50% by Buyer and the Companies and 50% by the Sellers; the next $3,000,000, 100% by the Sellers; the next $3,000,000, 100% by Buyer and the Companies; and the balance, 100% by the Sellers. The Sellers shall have no other obligation, and Buyer shall be entitled to no other remedy, with respect to any Claims or such overpayments, and no representation or warranty of the Sellers in this Agreement shall under any circumstances be deemed breached by any Claims or such overpayments. It is understood and agreed that (i) any amount paid by the Sellers pursuant to this
Section 8.7 shall not be deemed to satisfy any portion of the $2,500,000 deductible set forth in Section 11.1(a), (ii) any out-of-pocket payments borne by Buyer or the Companies pursuant to this Section 8.7 (adjusted for Tax benefits as provided in Schedule 11.3(b) shall be deemed to be Losses and Expenses incurred by Buyer Group Members for purposes of the $2,500,000 deductible set forth in Section 11.1(a) and (iii) any amount paid by the Sellers pursuant to this Section 8.7 shall be applied toward the limitation described as "30% of the Purchase Price (as adjusted pursuant to Section 3.2)" in Section 11.1(a). Buyer and the Companies shall not settle any Claim without the consent of the Sellers, such consent not to be unreasonably withheld. Subject to the foregoing, Buyer and the Companies shall be solely responsible for defending against, settling or otherwise dealing with any Claim; provided, however, that Buyer and the Companies shall promptly advise the Sellers of the institution of any Claims or any material developments with respect to Claims or the defense against, settlement of or other dealing with respect to Claims and Buyer and the Companies shall provide the Sellers with such further information as the Sellers may reasonably request (including, without limitation, transcripts, pleadings and motions) relating to the foregoing.

          SECTION 8.8. MEMORIALIZATION OF PPO ACCESS ARRANGEMENT. FDC and Buyer agree to negotiate in good faith a memorialization of their existing PPO access arrangements.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Sellers in the performance of any of their covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of the Sellers contained in this Agreement which is not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the representations and warranties of the Sellers contained in this Agreement which are qualified as to materiality shall be true and correct on the Closing Date as though made on the Closing Date (except, in each case, to the extent that the representations and warranties expressly relate to an earlier date), except, in each case, for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by
Section 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of FDC by a duly authorized officer of FDC. There shall have been no event or events which, individually or in the aggregate, have caused a Material Adverse Effect.

          SECTION 9.2. NO RESTRAINT. The waiting period under the HSR Act shall have expired or been terminated; and no injunction or restraining order shall have been issued by any court of competent jurisdiction or Governmental Body and be in effect and there shall not be pending any litigation commenced by a Governmental Body which, in either case, would (a) prevent the consummation of any material transaction contemplated by this Agreement, (b) cause any material transaction contemplated by this Agreement to be rescinded following consummation, or (c) materially and adversely affect the right of the Companies and the Subsidiaries to own their assets and to operate their respective businesses as presently conducted by the Companies and the Subsidiaries.

          SECTION 9.3. NECESSARY APPROVALS. The Sellers and the Companies shall have obtained all permits, consents, approvals, authorizations or other orders from or made such filings with any third parties (without conditions materially adverse to the Buyer, a Company or a Subsidiary) specified in Schedule 5.4 or which are otherwise necessary to prevent a Material Adverse Effect.

          Section 9.4. OTHER AGREEMENTS. Strategies shall have entered into an agreement with First Image Company substantially in the form of Exhibit 9.4(A) hereto, and FDC shall have entered into an agreement with Strategies substantially in the form of Exhibit 9.4(B) hereto.

          SECTION 9.5. OPINION OF COUNSEL. The Sellers shall have delivered to Buyers an opinion or opinions of counsel to the Sellers dated as of the Closing Date, substantially in the form of Exhibit 9.5 hereto.

          Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that on or before the tenth day prior to the Closing the Sellers deliver to Buyer a written notice, prepared in good faith, specifying in reasonable detail the failure of any of such conditions or the breach by the Sellers of any of the representations or warranties of the Sellers herein and the estimated dollar amount of Losses incurred or to be incurred in connection therewith, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Sellers by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

                                   ARTICLE X

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

          The obligations of the Sellers under this Agreement shall, at the option of the Sellers (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          SECTION 10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement which is not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and correct on the Closing Date as though made on the Closing Date, except, in each case, for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to the Sellers a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

          SECTION 10.2. NO RESTRAINT. The waiting period under the HSR shall have expired or been terminated; and no injunction or restraining order shall have been issued by any court of competent jurisdiction or Governmental Body and be in effect and there shall not be pending any litigation commenced by a Governmental Body which, in either case, would (a) prevent consummation of any material transaction contemplated by this Agreement, (b) cause any material transaction contemplated by this Agreement to be rescinded following consummation, (c) materially and adversely affect the right of the Companies and the Subsidiaries to own their assets and to operate their respective businesses as presently conducted by the Companies and the Subsidiaries.

          SECTION 10.3. NECESSARY APPROVALS. The Sellers and the Companies shall have obtained all permits, consents, approvals, authorizations or other orders from or made such filings with any third parties (without conditions materially adverse to the Buyer, a Company or a Subsidiary) specified in Schedule 5.4 or which are otherwise necessary to prevent a Material Adverse Effect; provided, however, that with respect to any third-party consent (other than a consent from a Governmental Body), this condition shall be deemed to be satisfied if Buyer elects to indemnify and hold harmless each Seller Group Member against any Losses and Expenses incurred by any Seller Group Member resulting from the failure to obtain such consent.

          SECTION 10.4. OPINION OF COUNSEL. The Buyer shall have delivered to Sellers an opinion or opinions of counsel to Buyer, dated as of the Closing Date, substantially in the form of Exhibit 10.4 hereto.

          Notwithstanding the failure of any one or more of the foregoing conditions, the Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at on or before the tenth day prior to the Closing Buyer delivers to the Sellers a written notice, prepared in good faith, specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer herein and the estimated dollar amount of Losses incurred or to be incurred in connection therewith, and nevertheless the Sellers proceed with the Closing, the Sellers shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

                                   ARTICLE XI

                                INDEMNIFICATION

          SECTION 11.1. INDEMNIFICATION BY THE SELLERS. (a) From and after the Closing, the Sellers jointly and severally agree to indemnify and hold harmless each Buyer Group Member, including each Company and Subsidiary, from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (i) any breach or inaccuracy of any representation or warranty of the Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of the Sellers pursuant hereto or (ii) any breach by the Sellers of, or failure by the Sellers to perform, any of their covenants or obligations contained in this Agreement; provided, however, that the Sellers shall be required to indemnify and hold harmless under this Section ll.l(a) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that the aggregate amount of such Losses and Expenses exceeds $2,500,000; and provided, further, that the aggregate amount required to be paid by the Sellers pursuant to this Section 11.1(a) shall not exceed 30% of the Purchase Price (as adjusted pursuant to Section 3.2). The provisos in the preceding sentence shall not apply in respect of Sections 3.2, 5.4(a), 8.2, 8.3, 8.6 and 13.10 of this Agreement.

          (b) The indemnification provided for in Section 11.1(a) shall terminate eighteen months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section ll.l(a) thereafter), except that the indemnification by the Sellers shall continue as to:

          (i) the covenants of the Sellers set forth in Section 13.6, which shall survive for the period of time set forth therein;

          (ii) the representations and warranties of the Sellers set forth in Sections 5.2, 5.4(a), 5.7, 5.17, 5.19, 5.28 and 13.10 and the covenants of the Sellers set forth in Sections 8.2, 8.3, 8.6 and 8.7, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof; and

          (iii) any Losses or Expenses of which any Buyer Group Member has notified the Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of the Sellers shall continue until the liability of the Sellers shall have been determined pursuant to this Article XI, and the Sellers shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses in accordance with this Article XI.

          SECTION 11.2. INDEMNIFICATION BY BUYER. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from (i) any breach or inaccuracy of any representation or warranty of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto, (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement or (iii) the operations of the Companies and the Subsidiaries following the Closing Date.

          (b) The indemnification provided for in Section 11.2(a) shall terminate eighteen months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

          (i) the covenants of Buyer set forth in Section 13.6 which shall survive for the period of time set forth therein;

          (ii) the covenants of Buyer set forth in Section 8.2, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

          (iii) the matter set forth in Section 11.2(a)(iii) which shall survive indefinitely; and

          (iv) any Losses or Expenses of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses in accordance with this Article XI.

          SECTION 11.3. NOTICE OF CLAIMS. (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give promptly to the party or parties obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to comply with any prompt notice requirement in this clause (a) shall not affect such Indemnified Party's right to indemnification hereunder except to the extent such failure impairs the Indemnitor.

          (b) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an "After-Tax Basis," which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Loss or Expense (the "Indemnified Event"), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the indemnified party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that Buyer and the Sellers agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes, (2) all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the indemnified party for all affected taxable years as a result of the Indemnified Event, and (3) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) payable by the indemnified party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by Buyer and the Sellers.

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

          SECTION 11.4. THIRD PERSON CLAIMS. (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, it is understood and agreed that any failure by the Indemnified Party to comply with any time limit or requirement with respect to notice set forth in this Section 11.4(a) or in Section 11.4(b) shall not affect such Indemnified Party's right to indemnification hereunder, except to the extent such failure impairs the Indemnitor.

          (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person, other than the Indemnified Party, in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, claim or demand which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. Without the consent of the Indemnitor, no Indemnified Party may settle any such proceeding, claim or demand if such settlement involves the provision by the Indemnified Party of future services or the relinquishment by the Indemnified Party of any right or claim. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owning to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

          (c) To the extent of any inconsistency between this Section 11.4 and
Section 8.2(c) (relating to tax contests), the provisions of Section 8.2(c) shall control.

          SECTION 11.5. LIMITATIONS. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has made an indemnity payment to it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (b) No party shall have any liability for any inaccuracy in or breach of any representation or warranty by such party if the other party or any of its officers, employees, counsel or other representatives had actual knowledge on or before the tenth day prior to the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

          (c) Except for willful, knowing or intentional fraud, remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby.

                                  ARTICLE XII

                                  TERMINATION

          SECTION 12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual consent of Buyer and FFMC;

          (b) by Buyer in the event of any material breach by the Sellers of any of the Sellers' agreements, representations or warranties contained herein and the failure of the Sellers to cure such breach within 10 days after receipt of notice from Buyer requesting such breach to be cured;

          (c) by FFMC in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within 10 days after receipt of notice from FFMC requesting such breach to be cured;

          (d) by Buyer or FFMC if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

          (e) by Buyer or FFMC if the Closing shall not have occurred on or before August 31, 1997 (or such later date as may be agreed in writing to by Buyer and FFMC).

          SECTION 12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

          SECTION 12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 12.4, 12.5, 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

          SECTION 12.4. EMPLOYEES. If this Agreement is terminated, Buyer agrees that paragraph 7 of the Confidentiality Agreement shall survive for the period set forth therein.

          SECTION 12.5. EXPENSES. If this Agreement is terminated pursuant to
Section 12.1(b), the Sellers shall promptly (and in any event within 5 days after such termination) reimburse Buyer and its Affiliates for all Expenses incurred by them or on their behalf in connection with the consummation of the transactions contemplated by this Agreement. If this Agreement is terminated pursuant to Section 12.1(c), Buyer shall promptly (and in any event within 5 days after such termination) reimburse the Sellers and their Affiliates for all Expenses incurred by them or on their behalf in connection with the consummation of the transactions contemplated by this Agreement. The parties acknowledge and agree that this Section 12.5 shall not constitute liquidated damages and shall not impair their rights at law or equity.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

          SECTION 13.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made pursuant to Article XI (at which time all representations and warranties shall terminate).

          SECTION 13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement.

          SECTION 13.3. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor the Sellers shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

          SECTION 13.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by facsimile transmission, registered or certified mail or by private courier addressed as follows:

                  If to Buyer, to:

                       HealthCare COMPARE Corp.
                       3200 Highland Avenue
                       Downers Grove, Illinois 60515
                       Attention: Joseph E. Whitters,
                                  CFO

                  with a copy to:

                       HealthCare COMPARE Corp.
                       3200 Highland Avenue
                       Downers Grove, Illinois 60515
                       Attention: Susan T. Smith,
                                  General Counsel

                  If to FDC or FFMC, to:

                       First Data Corporation
                       401 Hackensack Avenue
                       Hackensack, NJ 07601
                       Attention: Robert J. Levenson,
                                  Executive Vice President

                  with a copy to:

                       First Data Corporation
                       5660 New Northside Drive
                       Atlanta, Georgia 30328
                       Attention: David P. Bailis,
                                  General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          SECTION 13.5. SUCCESSORS AND ASSIGNS. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other party.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

          SECTION 13.6 ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Companies and the Subsidiaries to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Companies and the Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyer, the Companies or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Sellers' expense, to segregate and remove such books and records as the Sellers may select.

          (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Companies and the Subsidiaries which the Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by the Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If the Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

          SECTION 13.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the
Buyer Ancillary Agreements, the Seller Ancillary Agreements, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          SECTION 13.8. INTERPRETATION. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the conclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty


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



contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

          SECTION 13.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          SECTION 13.10. EXPENSES. Subject to Section 12.5, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its investment bankers, counsel and independent public accountants. For purposes of this Section 13.10, all of the aforementioned costs and expenses of the Companies and the Subsidiaries (including but not limited to, all costs associated with obtaining permits, consents, approvals, authorizations or other orders or filings with any third party, including any Governmental Body, necessary in connection with the execution and performance of this Agreement and the transactions contemplated hereby) shall be deemed to be costs and expenses of the Sellers. The filing fee required in connection with the HSR filing shall be allocated fifty percent to the Sellers and fifty percent to the Buyer.

          SECTION 13.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          SECTION 13.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Sellers and Buyer.


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



          SECTION 13.13. FURTHER ASSURANCES. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement.

          SECTION 13.14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

          SECTION 13.15. DISCLAIMER OF WARRANTIES. The Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE SCHEDULES HERETO AND THE CERTIFICATE DELIVERED BY THE SELLERS PURSUANT TO
SECTION 4.4, FFMC IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANIES REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS
OR IMPLIED. THE SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither the Sellers nor any of their representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by the Sellers or their representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither the Sellers nor any of their representatives nor any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.



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



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        HEALTHCARE COMPARE CORP.

                                        By: Jospeph E. Whitters
                                           ---------------------------
                                           Name: Joseph E. Whitters
                                           Title:  CFO

                                        FIRST FINANCIAL MANAGEMENT
                                         CORPORATION

                                        By: Randolph L.M. Hutto
                                           -----------------------------
                                           Name:  Randolph L.M. Hutto
                                           Title: Vice President

                                        FIRST DATA CORPORATION


                                        By: David P. Bailis
                                           ----------------------------
                                           Name: David P. Bailis
                                           Title: Executive Vice President



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